Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2021 FINANCIAL RESULTS

Base Dividend of $0.31 and Supplemental Dividend of $0.08 Per Share Declared for Second Quarter 2021

EVANSTON, Ill., May 6, 2021 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights

•	Total investment income of $23.3 million

•	Net investment income of $11.1 million, or $0.45 per share

•	Adjusted net investment income of $11.2 million, or $0.46 per share(1)

•	Net increase in net assets resulting from operations of $11.5 million, or $0.47 per share

•	Invested $63.1 million in debt and equity securities, including four new portfolio companies

•	Received proceeds from repayments and realizations of $98.6 million

•	Paid supplemental dividend of $0.07 per share and regular quarterly dividend of $0.31 per share on March 26, 2021

•	Net asset value (“NAV”) of $413.0 million, or $16.90 per share, as of March 31, 2021

•	Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2021 of $24.0 million, or $0.98 per share

Management Commentary

“For the first quarter, our portfolio generated strong adjusted NII, including a lift from fee income. NAV per share grew for the fourth consecutive quarter reflecting an ongoing trend of improving health of the portfolio overall since the pandemic began last year. As a result of continued high levels of M&A activity in the lower middle market, repayments were once again above historical averages and, as expected, outpaced originations,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “With a proven strategy of selectively investing in companies with defensive characteristics and positive long-term outlooks, we intend to continue to build our portfolio of debt and equity investments while remaining steadfast in our focus on generating attractive risk-adjusted returns and capital preservation.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2021 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2021 as compared to the same period in 2020 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Interest income	$19,138	$17,467	$1,671	9.6%
Payment-in-kind interest income	968	1,081	(113)	(10.5%)
Dividend income	93	136	(43)	(31.6%)
Fee income	3,091	1,291	1,800	139.4%
Interest on idle funds	—	8	(8)	(100.0%)

Total investment income	$23,290	$19,983	$3,307	16.5%

Net investment income	$11,081	$17,417	$(6,336)	(36.4%)
Net investment income per share	$0.45	$0.71	$(0.26)	(36.6%)
Adjusted net investment income (1)	$11,172	$8,539	$2,633	30.8%
Adjusted net investment income per share (1)	$0.46	$0.35	$0.11	31.4%
Net increase (decrease) in net assets resulting from operations	$11,538	$(26,971)	$38,509	(142.8%)
Net increase (decrease) in net assets resulting from operations per share	$0.47	$(1.10)	$1.57	(142.7%)

The $3.3 million increase in total investment income for the three months ended March 31, 2021 as compared to the same period in 2020 was primarily attributable to (i) a $1.8 million increase in fee income resulting from an increase in prepayment and amendment fees, partially offset by a decrease in origination fees, (ii) a $1.5 million increase in total interest income resulting from accelerated closing fee and OID amortization from prepayments and an increase in weighted average debt yield, partially offset by a lower average debt investment balances outstanding.

For the three months ended March 31, 2021, total expenses, including income tax provision, were $12.2 million, an increase of $9.6 million, or 375.8%, from the $2.6 million of total expenses, including income tax provision, for the three months ended March 31, 2020. The increase was primarily attributable to (i) a $9.0 million increase in capital gains incentive fee accrued and a $0.8 million increase in income incentive fee accrued, (ii) a $0.2 million increase in interest and financing expenses due to an increase in average borrowings outstanding partially offset by a decrease in weighted average interest rate on borrowings, (iii) a $0.1 million decrease in administrative service expenses, (iv) a $0.1 million decrease in the base management fee due to lower average total assets, and (v) a $0.2 million decrease in professional fees.

Net investment income decreased by $6.3 million, or (36.4)%, to $11.1 million during the three months ended March 31, 2021 as compared to the same period in 2020, as a result of the $3.3 million increase in total investment income and the $9.6 million increase in total expenses, including income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $2.6 million, or 30.8%, to $11.2 million.

For the three months ended March 31, 2021, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $3.2 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $30.3 million for the same period in 2020.

Portfolio and Investment Activities

As of March 31, 2021, the fair value of our investment portfolio totaled $711.9 million and consisted of 67 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 108.4% of the related cost basis as of March 31, 2021. As of March 31, 2021, 22 portfolio company’s debt investments bore interest at a variable rate, which represented $219.7 million, or 37.2%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2021, our average active portfolio company investment at amortized cost was $9.8 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.3% as of March 31,

2021. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2021, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

First quarter 2021 investment activity included the following new portfolio company investments:

•	Garlock Printing and Converting, a converter of plastic film into flexible packaging solutions. Fidus invested $11.5 million in first lien debt and common equity.

•

Wonderware Holdings, LLC (dba Core Business Technology), a provider of revenue management and payments solutions for government, healthcare and education. Fidus invested $6.5 million in first lien debt and made a $2.0 million delayed draw term loan commitment, unfunded at close.

•

Xeeva, Inc., a global provider of intelligent, cloud-based indirect spend management software solutions. Fidus invested $8.9 million in first lien debt and made a $0.4 million delayed draw term loan commitment, unfunded at close.

•

LifeSpan Biosciences, Inc., a global provider, developer, and distributor of antibodies and related reagents primarily to the academic and pharmaceutical research markets. Fidus invested $17.0 million in subordinated debt and common equity.

As of March 31, 2021, we had debt investments in one portfolio company on PIK only non-accrual status, which had an aggregate cost and fair value of $9.2 million and $5.7 million, respectively.

Liquidity and Capital Resources

As of March 31, 2021, we had $60.2 million in cash and cash equivalents and $85.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of March 31, 2021, we had SBA debentures outstanding of $133.8 million, $19.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the February 2024 Notes, the “Public Notes”), $125.0 million outstanding of our 4.750% notes due 2026 (the “2026 Notes” and collectively with the Public Notes the “Notes”), and $15.0 million outstanding under our Credit Facility. As of March 31, 2021, the weighted average interest rate on total debt outstanding was 4.3%.

Subsequent Events

On April 1, 2021, we invested $11.0 million in first lien debt of Winona Foods, Inc., a leading provider of natural and processed cheese products, sauces, and plant-based alternatives.

On April 1, 2021, we invested $5.5 million in first lien debt and $1.0 million in common equity of Level Education Group, LLC (dba CE4Less), a leading provider of online continuing education for mental health and nursing professionals.

On April 5, 2021, we exited our debt investment in The Kyjen Company, LLC (dba Outward Hound). We received payment in full of $15.0 million on our second lien debt, which includes a prepayment fee.

On April 5, 2021, we invested $25.5 million in first lien debt, common equity, and made a commitment up to $2.0 million of additional first lien debt of ISI PSG Holdings, LLC (dba Incentive Solutions, Inc.), a tech-enabled incentive rewards and digital marketing firm that facilitates and optimizes its clients’ indirect sales channel strategies.

On April 14, 2021, we exited our debt investment in Medsurant Holdings, LLC. We received payment in full of $8.0 million on our second lien debt.

On April 29, 2021, we exited our debt investment in Virginia Tile Company, LLC. We received payment in full of $12.0 million on our second lien debt.

Second Quarter 2021 Base Dividend of $0.31 and Supplemental Dividend of $0.08 Per Share Declared

On May 3, 2021, our board of directors declared a base dividend of $0.31 per share and a supplemental dividend of $0.08 per share for the second quarter. The dividends will be payable on June 28, 2021 to stockholders of record as of June 14, 2021.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2021 taxable income, as well as the tax attributes for 2021 dividends, will be made after the close of the 2021 tax year. The final tax attributes for 2021 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 7, 2021. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 4082865.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 7, 2021 until 11:59pm ET on May 14, 2021 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 4082865. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Investments, at fair value:
Control investments (cost: $26,390 and $32,969, respectively)	$22,566	$28,253
Affiliate investments (cost: $42,504 and $31,836, respectively)	96,014	81,394
Non-control/non-affiliate investments (cost: $587,727 and $622,222, respectively)	593,304	633,222

Total investments, at fair value (cost: $656,621 and $687,027, respectively)	711,884	742,869
Cash and cash equivalents	60,175	124,308
Interest receivable	7,091	7,548
Prepaid expenses and other assets	1,733	1,015

Total assets	$780,883	$875,740

LIABILITIES
SBA debentures, net of deferred financing costs	$131,092	$144,004
Notes, net of deferred financing costs	202,576	300,294
Borrowings under Credit Facility, net of deferred financing costs	14,063	(1,048)
Accrued interest and fees payable	2,967	3,500
Base management fee payable – due to affiliate	3,176	3,244
Income incentive fee payable – due to affiliate	2,669	2,610
Capital gains incentive fee payable – due to affiliate	11,122	11,031
Administration fee payable and other, net – due to affiliate	194	576
Taxes payable	(425)	275
Accounts payable and other liabilities	437	494

Total liabilities	367,871	464,980

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively)	24	24
Additional paid-in capital	363,751	363,751
Total distributable earnings	49,237	46,985

Total net assets	413,012	410,760

Total liabilities and net assets	$780,883	$875,740

Net asset value per common share	$16.90	$16.81

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2021	2020
Investment Income:
Interest income
Control investments	$593	$432
Affiliate investments	848	983
Non-control/non-affiliate investments	17,697	16,052

Total interest income	19,138	17,467
Payment-in-kind interest income
Control investments	341	425
Affiliate investments	111	40
Non-control/non-affiliate investments	516	616

Total payment-in-kind interest income	968	1,081
Dividend income
Control investments	—	—
Affiliate investments	—	107
Non-control/non-affiliate investments	93	29

Total dividend income	93	136
Fee income
Control investments	400	—
Affiliate investments	183	—
Non-control/non-affiliate investments	2,508	1,291

Total fee income	3,091	1,291
Interest on idle funds	—	8

Total investment income	23,290	19,983

Expenses:
Interest and financing expenses	5,194	4,960
Base management fee	3,176	3,272
Incentive fee - income	2,669	1,855
Incentive fee (reversal) - capital gains	91	(8,878)
Administrative service expenses	413	466
Professional fees	323	553
Other general and administrative expenses	345	335

Total expenses	12,211	2,563

Net investment income before income taxes	11,079	17,420
Income tax provision (benefit)	(2)	3

Net investment income	11,081	17,417

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	957	—
Affiliate investments	—	24,332
Non-control/non-affiliate investments	2,259	7,046

Total net realized gain (loss) on investments	3,216	31,378

Income tax (provision) benefit from realized gains on investments	—	(1,051)
Net change in unrealized appreciation (depreciation):
Control investments	892	(1,696)
Affiliate investments	3,952	(39,253)
Non-control/non-affiliate investments	(5,423)	(33,641)

Total net change in unrealized appreciation (depreciation) on investments	(579)	(74,590)

Net gain (loss) on investments	2,637	(44,263)
Realized losses on extinguishment of debt	(2,180)	(125)

Net increase in net assets resulting from operations	$11,538	$(26,971)

Per common share data:
Net investment income per share-basic and diluted	$0.45	$0.71

Net increase in net assets resulting from operations per share — basic and diluted	$0.47	$(1.10)

Dividends declared per share	$0.38	$0.39

Weighted average number of shares outstanding — basic and diluted	24,437,400	24,457,634

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months March 31, 2021 and 2020.

	($ in thousands) Three Months Ended March 31, (unaudited)
	2021	2020
Net investment income	$11,081	$17,417
Capital gains incentive fee expense (reversal)	91	(8,878)

Adjusted net investment income (1)	$11,172	$8,539

	(Per share) Three Months Ended March 31, (unaudited)
	2021	2020
Net investment income	$0.45	$0.71
Capital gains incentive fee expense (reversal)	0.01	(0.36)

Adjusted net investment income (1)	$0.46	$0.35

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com